EXHIBIT 99.3
NOTICE TO INVESTORS
Reynolds American Inc.
Offer to Exchange Up to the Aggregate Principal Amounts of the Series of Notes Issued by R.J. Reynolds Tobacco Holdings, Inc. Shown Below For Newly Issued Notes of
Reynolds American Inc.

Aggregate
Principal
Amount	Series of RJR Notes	RJR Notes CUSIP Nos.	Series of RAI Notes	Maturity Date

$63,551,000	6.500% Notes due 2007	76182 KAM 7	6.500% Senior Secured Notes due 2007	June 1, 2007
$14,269,000	7.875% Notes due 2009	76182 KAL 9/ 74960 LBN 5	7.875% Senior Secured Notes due 2009	May 15, 2009
$735,000	6.500% Notes due 2010	76182 KAR 6	6.500% Senior Secured Notes due 2010	July 15, 2010
$82,073,000	7.250% Notes due 2012	76182 KAN 5	7.250% Senior Secured Notes due 2012	June 1, 2012
$555,000	7.300% Notes due 2015	76182 KAS 4	7.300% Senior Secured Notes due 2015	July 15, 2015
This offer will expire at 5:00 p.m., New York City time, on                             , 2006 unless extended (the “Expiration Date”). Withdrawal rights for the acceptances of the Exchange Offer will expire at that time unless the Expiration Date is extended.
To our clients:
     Enclosed for your consideration is a Prospectus, dated                   , 2006 (as the same may be amended or supplemented from time to time, the “Prospectus”) and a form of Letter of Transmittal (the “Letter of Transmittal”) relating to the offer by Reynolds American Inc. (the “Company”) and R. J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company, Conwood Holdings, Inc., Santa Fe Natural Tobacco Company, Inc., Lane, Limited, RJR Acquisition Corp., FHS, Inc., R. J. Reynolds Tobacco Co., GMB, Inc., Conwood Company, LLC, Conwood Sales Co., LLC, Scott Tobacco LLC, RJR Packaging, LLC, R. J. Reynolds Global Products, Inc. and Rosswil LLC (together with the Company, the “Issuers”) to exchange up to the aggregate principal amounts of each series of notes (the “RJR Notes”) of the Company’s direct, wholly-owned subsidiary, R.J. Reynolds Tobacco Holdings, Inc. listed in the table above for the newly issued notes issued by the Company (the “RAI Notes”), upon the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal (which together constitute the “Exchange Offer”). As set forth in the Prospectus, the terms of the RAI Notes are identical to the RJR Notes with respect to principal amounts, interest rates, redemption terms and maturity and interest payment dates. The Exchange Offer is subject to several conditions. See “The Exchange Offer — Conditions to the Exchange Offer” in the Prospectus. The RJR Notes may be tendered only in minimum denominations of $1,000 and in integral multiples of $1,000.
     We have forwarded this material to you as the beneficial owner of RJR Notes carried by us for your account or benefit but not registered in your name. A tender of any RJR Notes may only be made by us as the registered holder and pursuant to your instructions.

     We request instructions as to whether you wish us to tender any or all such RJR Notes held by us for your account or benefit, pursuant to the terms and conditions set forth in the Exchange Offer. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to exchange your RJR Notes.
      Your instructions to us should be forwarded as promptly as possible in order to permit us to tender RJR Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer expires at 5:00 p.m., New York City time, on                , 2006, unless extended. Tenders of RJR Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.
      Your attention is directed to the following:
      1. The Exchange Offer is for the exchange of $1,000 principal amount of the RAI Notes for each $1,000 principal amount of RJR Notes, in minimum denominations of $1,000 increased in multiples of $1,000. The terms of the RAI Notes are identical to the RJR Notes with respect to principal amounts, interest rates, redemption terms and maturity and interest payment dates.
      2. The Issuers have agreed to pay the expenses of the Exchange Offer.
      3. Each holder who tenders its RJR Notes (a “Holder”) for exchange will not be required to pay any transfer taxes, except that Holders who instruct the Issuers to register RAI Notes in the name of, or request that RJR Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder, will be responsible for paying any applicable transfer tax.
      The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders residing in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

      If you wish to exchange any or all of your RJR Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange RJR Notes held by us and registered in our name for your account or benefit.
INSTRUCTIONS FROM CLIENT:
      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer of the Issuers.
      THIS WILL INSTRUCT YOU TO EXCHANGE THE AGGREGATE PRINCIPAL AMOUNT OF RJR NOTES INDICATED BELOW (OR, IF NO AGGREGATE PRINCIPAL AMOUNT IS INDICATED BELOW, ALL OLD NOTES) HELD BY YOU FOR THE ACCOUNT OR BENEFIT OF THE UNDERSIGNED, PURSUANT TO THE TERMS OF AND CONDITIONS SET FORTH IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

☐	Please TENDER my RJR Notes held by you for the account or benefit of the undersigned. I have identified on a signed schedule attached hereto the principal amount of RJR Notes to be tendered if I wish to tender less than all of my RJR Notes.

☐	Please DO NOT TENDER my RJR Notes held by you for the account of the undersigned.

Signature(s)

Please print name(s) here

Please type or print address

Area Code and Telephone Number

Date: , 2006

Taxpayer Identification or
Social Security Number

My Account Number with You
Unless otherwise indicated, it will be assumed that all of your RJR Notes are to be exchanged.

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